Exhibit 99.1

Enviva Partners, LP Reports Financial Results for Second Quarter 2019 and Announces More than One Million Tons Per Year in New Contracts

BETHESDA, MD, August 7, 2019 — Enviva Partners, LP (NYSE: EVA) (“Enviva,” the “Partnership,” or “we”) today reported financial and operating results for the second quarter of 2019.

Highlights:

•                  The Partnership declared a quarterly distribution of $0.66 per unit, its sixteenth consecutive quarterly increase

•                  For the second quarter of 2019, the Partnership reported a net loss of $3.8 million and adjusted net income of $7.0 million, as compared to net income of $3.5 million and adjusted net income of $2.7 million for the second quarter of 2018

•                  For the second quarter of 2019, adjusted EBITDA was $27.0 million, as compared to adjusted EBITDA of $21.1 million for the second quarter of 2018

•                  The Partnership’s sponsor announced new long-term off-take contracts with existing and new customers in Japan totaling an additional 1,010,000 metric tons per year commencing between 2022 and 2024

•                  Operations commenced at the Hamlet plant

“Solid operating performance drove a 25 percent increase in adjusted EBITDA for the second quarter, a substantial improvement over the first quarter of 2019 and over the second quarter of 2018,” said John Keppler, Chairman and Chief Executive Officer of Enviva.  “For the second half of 2019, we expect a significant increase over the first half with the benefit of the now-ramping Hamlet facility in the fourth quarter of 2019.  The Hamlet facility is the eighth operating plant in our broader organization, and we expect it to be followed by additional plants in Lucedale, Mississippi and elsewhere to fulfill the continued increases in demand for our product, evidenced again by the more than one million tons per year of long-term contracted deliveries we and our sponsor recently executed.”

Second Quarter Financial Results

For the second quarter of 2019, we generated net revenue of $168.1 million, an increase of 24.0 percent, or $32.5 million, from the corresponding quarter of 2018.  Included in net revenue were product sales of $167.2 million on 869,000 metric tons of wood pellets sold during the second quarter of 2019, as compared to $133.2 million on 699,000 metric tons of wood pellets sold during the corresponding quarter of 2018.  The $34.0 million increase in product sales was primarily attributable to a 24.3 percent increase in sales volumes. Other revenue was $0.9 million for the second quarter of 2019, as compared to $2.4 million for the corresponding quarter of 2018.  The decrease was primarily due to lower fees received from off-take customers requesting scheduling accommodations.

For the second quarter of 2019, we generated gross margin of $16.5 million, as compared to $19.8 million for the corresponding period in 2018, a decrease of approximately $3.3 million.  Adjusted gross margin was $28.0 million for the second quarter of 2019, as compared to $25.6 million for the second quarter of 2018.  Adjusted gross margin per metric ton was $32.26 for the second quarter of 2019, as compared to adjusted gross margin per metric ton of $36.63 for the second quarter of 2018.  Adjusted gross margin per metric ton decreased primarily due to increased costs attributable to seasonal factors that were more significant and longer lasting than during the second quarter of 2018.  These seasonal factors were largely behind us at the end of the second quarter.  The increased costs were partially offset by $2.7 million of MSA Fee Waivers (as defined below) as consideration for an assignment of two shipping contracts to our sponsor.

For the second quarter of 2019, net loss was $3.8 million, as compared to net income of $3.5 million for the second quarter of 2018.  Adjusted net income for the second quarter of 2019 was $7.0 million, as compared to an adjusted net income of $2.7 million for the second quarter of 2018.  Adjusted EBITDA for the second quarter of 2019 was $27.0 million, as compared to $21.1 million for the corresponding quarter of 2018.  The increase was primarily due to higher sales volumes, $2.7 million of MSA Fee Waivers as consideration for an assignment of two shipping contracts to our sponsor, and $8.3 million of MSA Fee Waivers for general and administrative expenses, partially offset by increased costs attributable to seasonal factors described above.  Distributable cash flow, prior to any distributions attributable to incentive distribution rights paid to our general partner, was $17.2 million for the second quarter of 2019, as compared to $11.1 million for the corresponding quarter of 2018.

As of June 30, 2019, the Partnership had $5.0 million of cash on hand and $166.5 million of borrowings outstanding under its senior secured revolving credit facility.  The $47.5 million increase in revolving borrowings and $101.7 million decrease in cash on hand in the second quarter of 2019 are due primarily to funding of the first and second payments totaling $125.0 million in connection with the Hamlet Transaction (as defined below), the second and final payment of $74.0 million in deferred consideration for the Partnership’s October 2017 acquisition of the deep-water marine terminal in Wilmington, North Carolina, as well as capital expenditures associated with the Partnership’s wood pellet production plant in Hamlet, North Carolina (the “Hamlet plant”) and the Mid-Atlantic Expansions (as defined below).

Distribution

The board of directors of our general partner (the “Board”) declared a distribution of $0.66 per common unit for the second quarter of 2019.  This distribution represents the sixteenth consecutive distribution increase since the Partnership’s initial public offering.  The Partnership’s distributable cash flow, net of amounts attributable to incentive distribution rights paid to our general partner, of $14.5 million for the second quarter of 2019 covers the distribution for the quarter at 0.65 times.  The quarterly distribution will be paid on Thursday, August 29, 2019, to unitholders of record as of the close of business on Thursday, August 15, 2019.

Outlook and Guidance

The Partnership reaffirms its full-year 2019 adjusted EBITDA guidance range of $140.7 million to $148.7 million and full-year 2019 distributable cash flow guidance range of $92.0 million to $100.0 million, prior to any distributions attributable to incentive distribution rights paid to our general partner, as provided in our May 8, 2019 earnings release.  Similar to previous years, the Partnership expects adjusted EBITDA and distributable cash flow for the second half of 2019 to be significantly higher than for the first half of the year as a result of wood fiber costs returning to historical levels, the benefit from the Hamlet plant, greater fixed cost absorption associated with higher volumes produced and sold, and improved pricing due to our customer off-take contract mix.  The Partnership also expects adjusted EBITDA and distributable cash flow for the fourth quarter of 2019 to be higher than for the third quarter of 2019.  For full-year 2019, the Partnership continues to expect to distribute at least $2.65 per common unit.

As discussed in our May 8, 2019 earnings release, the guidance amounts provided above, including the distribution expectations, include the benefit of our purchase of the sponsor’s interest in its first development joint venture, which owns the Hamlet plant, in April 2019 (the “Hamlet Transaction”) and reflect the associated financing activities, but do not include the impact of any additional acquisitions by the Partnership from the sponsor, the sponsor’s development joint venture (the “Second JV”), or third parties, or any additional recoveries related to the Chesapeake Incident and the Hurricane Events (each as defined below).  The Partnership’s quarterly income and cash flow are subject to seasonality and the mix of customer shipments made, which vary from period to period.  When determining the distribution for a quarter, the Board evaluates the Partnership’s distribution coverage ratio on an annual basis and considers the expected distributable cash flow, net of expected amounts attributable to incentive distribution rights paid to our general partner.

“Consistent with our operating profile in prior years, we expect much stronger adjusted EBITDA and distributable cash flow for the back half of the year to achieve our 2019 guidance, and we continue to target a distribution coverage ratio of 1.20 times on a forward-looking, annual basis.” said Shai Even, Chief Financial Officer of Enviva.

Market and Contracting Update

Our strategy is to fully contract the wood pellet production from our plants under long-term, take-or-pay off-take contracts.  The Partnership’s current production capacity is matched with a portfolio of firm off-take contracts that has a total weighted-average remaining term of 10.4 years and a total product sales backlog of $9.6 billion as of August 5, 2019.  Assuming all volumes under the firm and contingent off-take contracts held by our sponsor and the Second JV, which we expect to have the opportunity to acquire, were included, our total weighted-average remaining term and product sales backlog would increase to 13.2 years and $17.9 billion, respectively.

In addition to the approximately 2,000,000 metric tons per year (“MTPY”) of firm, long-term off-take contracts with Japanese counterparties the Partnership and its sponsor have previously announced, the Partnership’s sponsor has recently executed several agreements with Japanese counterparties totaling more than 1,000,000 MTPY of additional volumes, including:

•                        A 15-year, take-or-pay off-take contract with a major Japanese trading house that is a new customer to supply a new biomass power plant, subject to certain conditions precedent, which the sponsor expects to be met in the fourth quarter of 2019.  Deliveries under the contract are expected to commence in 2022 with average volumes of 60,000 MTPY of wood pellets.

•                        A 20-year, take-or-pay off-take contract with a major Japanese trading house to supply a new biomass power plant, subject to certain conditions precedent, which the sponsor expects to be met during the first half of 2020.  Deliveries under this contract are expected to commence in 2024 with volumes of 400,000 MTPY of wood pellets.

•                        A 10-year, take-or-pay off-take contract with a major Japanese trading house to supply a biomass co-firing power plant, subject to certain conditions precedent, which the sponsor expects to be met in the third quarter of 2019.  Deliveries under this contract are expected to commence in 2022 with volumes of 210,000 MTPY of wood pellets.

•                        A 17-year, take-or-pay off-take contract to supply a coal-to-biomass conversion power plant project currently being developed by a group of Japanese industry leaders.  The contract is subject to certain conditions precedent, which the sponsor expects to be met in the fourth quarter of 2019.  Deliveries under this contract are expected to commence in 2022 with volumes of 340,000 MTPY of wood pellets.

In addition, the Partnership executed a firm 2-year take-or-pay off-take contract with Albioma Le Moule (“Albioma”), a leading renewable energy generator in Guadeloupe, to supply a power plant currently being converted from coal-fired to biomass-fired, which Albioma reports will increase the share of renewable energy on the island from 20 percent to 35 percent.  Deliveries under the contract are expected to commence in 2020 with volumes of 130,000 MTPY of wood pellets.

In addition to phasing out nuclear energy generation, nations in Europe and Asia continue to progress towards phase-out of coal generation in an effort to reduce greenhouse gas (“GHG”) emissions and, in some cases, achieve “net zero” emissions.  Recent developments that underline the continued strong growth expected in global demand for industrial-grade wood pellets, which the Partnership and its sponsor expect will underpin additional long-term off-take contracts, include the following:

•                        In June 2019, the UK became the first major economy in the world to pass a law to bring GHG emissions to net zero by 2050, compared with its previous target of at least an 80 percent reduction from 1990 levels.  The government’s advisory Committee on Climate Change estimated that, in order for the country to achieve the net zero emissions target, 15 percent of the UK energy mix would need to come from biomass, up from approximately 7 percent today.

•                        The newly elected President of the EU Commission has announced the goal to make Europe the first climate-neutral continent by 2050.  To make this happen, she has committed to propose, in her first 100 days in office, a European Green Deal, which is expected to include the first European Climate Law that will set the 2050 climate-neutrality target into legislation.  This enhanced EU climate goal could lead to increased carbon pricing over time and improve the competitive position of biomass, especially in countries such as Germany, where coal continues to form a significant portion of the electricity and heat generation mix.

•                        Germany’s Federal Minister for Economic Affairs and Energy expects the law adopting the goals recommended by its Commission on Growth, Structural Economic Change and Employment to phase out coal will come into force by early 2020.  The law is expected to provide specific dates for the shut-down of coal- and lignite-fired power plants.  Several German utilities have publicly confirmed they are assessing options to replace coal with biomass for some of their combined heat and power assets.

•                        In June 2019, Poland’s government published the draft amendment to its Renewable Energy Sources Act as the government seeks to accelerate renewable energy development to avoid the cost of missing the renewable energy targets set by the EU’s Renewable Energy directives.  During the first quarter of 2019, over 100 megawatts of new biomass generation capacity was launched in Poland, bringing total biomass capacity in the country to more than 1.4 gigawatts.

Sustainability

Our sponsor recently released its revised Responsible Sourcing Policy (“RSP”) as part of its long-standing pledge to continuously improve its environmental performance.  The revised RSP was developed in conjunction with independent organizations, including non-governmental organizations, state wildlife agencies, foresters, and other stakeholders.  Ongoing collaboration with these independent organizations has resulted in specific tangible goals and implementation plans that will be reviewed twice annually to track progress.

In addition, the Enviva Forest Conservation Fund (the “Conservation Fund”), one of the key programs through which our sponsor contributes to conserving forest land and supporting forest growth, recently announced the recipients of its 2019 suite of grants, which include the Virginia Outdoors Foundation, N.C. Coastal Land Trust, Three Rivers Land Trust, and Tar River Land Conservancy.  The 2019 grants will help conserve a total of more than 7,450 acres and protect ecologically sensitive bottomland forests in the coastal regions of Virginia and North Carolina.  Over the past four years, the

Conservation Fund has awarded 17 projects totaling almost $2.0 million in grants, which have contributed to the conservation of approximately 24,500 acres of forests.

“The mid-Atlantic region is one of the most biodiverse and beautiful in the nation, which is why it’s so important to work with local conservation organizations to ensure the health and future of these forests and watersheds,” said John Keppler, Chairman and Chief Executive Officer of Enviva.  “While we know robust forest markets such as ours are the key to healthy forests, we also recognize there are places of high conservation value that need to be preserved and protected, and we are pleased to work with this year’s grantees to work toward that common goal.”

Partnership Development Activities

The Hamlet plant is now operating, and the Partnership expects the plant to exit 2019 with a production run-rate of approximately 500,000 MTPY and to reach its nameplate production capacity of approximately 600,000 MTPY in 2021.

The Partnership’s previously announced projects to increase the aggregate production capacity of its wood pellet production plants in Northampton, North Carolina and Southampton, Virginia by approximately 400,000 MTPY (the “Mid-Atlantic Expansions”) are progressing, as detailed engineering is in process, major pieces of equipment are being delivered, and site preparation work is advancing.  The Partnership expects to complete the construction of the expansion activities in the first half of 2020 with startup thereafter, subject to receiving necessary permits.

The U.S. Department of Commerce’s Economic Development Administration recently awarded a $10.0 million grant to the Panama City Port Authority in Panama City, Florida to support the development of a new biomass bulk storage dome at the marine export terminal from which the Partnership exports wood pellets produced at its plant in Cottondale, Florida.  The project is expected to increase the storage capacity at the terminal by approximately 20,000 metric tons and provide increased protection against extreme weather conditions.  The grant is expected to be matched with $2.75 million in state investment.  The increase in terminal throughput capacity made possible through the port improvements funded by this grant will enable the Partnership to consider opportunities to expand its production in the region.

Sponsor Development Activities

The Second JV continues to invest incremental capital in its wood pellet production plant in Greenwood, South Carolina (the “Greenwood plant”).  The Partnership currently purchases wood pellets produced by the Greenwood plant.  The Second JV expects to increase the Greenwood plant’s production capacity from 500,000 MTPY to 600,000 MTPY, subject to receiving necessary permits.

The Second JV continues to progress development of its deep-water marine terminal in Pascagoula, Mississippi (the “Pascagoula terminal”) and its wood pellet production plant in Lucedale, Mississippi (the “Lucedale plant”).  In July 2019, the Mississippi Department of Environmental Quality Permit

Board unanimously approved the Lucedale plant’s air permit, which is the principal permit required to begin construction.

In addition, the sponsor continues to evaluate a potential wood pellet production plant in Epes, Alabama, along with other sites in Alabama and Mississippi, which would export wood pellets through the Pascagoula terminal.

The Partnership expects to have the opportunity to acquire these assets and related off-take contracts from our sponsor and the Second JV.

Presentation of Financial Results

In addition to presenting our financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), in certain cases we have provided financial results excluding the financial impact of the previously reported fire incident at the Partnership’s marine export terminal in Chesapeake, Virginia (the “Chesapeake Incident”), which occurred during the first quarter of 2018,  and Hurricanes Florence and Michael (the “Hurricane Events”), which occurred during the second half of 2018.  References herein to the financial impact of the Chesapeake Incident and/or the Hurricane Events include the approximate related costs incurred during the second quarter of 2018 and the second quarter of 2019, as applicable, offset by insurance recoveries received.

Conference Call

We will host a conference call with executive management related to our second quarter 2019 results and a more detailed market update at 10:00 a.m. (Eastern Time) on Thursday, August 8, 2019.  Information on how interested parties may listen to the conference call is available on the Investor Relations page of our website (www.envivabiomass.com). A replay of the conference call will be available on our website after the live call concludes.

About Enviva Partners, LP

Enviva Partners, LP (NYSE: EVA) is a publicly traded master limited partnership that aggregates a natural resource, wood fiber, and processes it into a transportable form, wood pellets.  The Partnership sells a significant majority of its wood pellets through long-term, take-or-pay off-take contracts with creditworthy customers in the United Kingdom and Europe.  The Partnership owns and operates seven plants with a combined production capacity of over 3.5 million metric tons of wood pellets per year in Virginia, North Carolina, Mississippi, and Florida.  In addition, the Partnership exports wood pellets through its marine terminals at the Port of Chesapeake, Virginia and the Port of Wilmington, North Carolina and from third-party marine terminals in Mobile, Alabama and Panama City, Florida.

To learn more about Enviva Partners, LP, please visit our website at www.envivabiomass.com.

Notice

This press release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b)(4). Brokers and nominees should treat 100 percent of the Partnership’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Financial Statements

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except number of units)

	June 30, 2019	December 31, 2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,005	$2,460
Accounts receivable	61,818	54,794
Insurance receivables	2,258	5,140
Related-party receivables	5,687	1,392
Inventories	31,292	31,490
Prepaid expenses and other current assets	3,069	2,235
Total current assets	109,129	97,511

Property, plant and equipment - in service, net	525,474	542,635
Construction in progress	198,616	14,393
Total property, plant and equipment, net	724,090	557,028

Operating lease right-of-use assets, net	33,877	—
Goodwill	85,615	85,615
Other long-term assets	6,858	8,616
Total assets	$959,569	$748,770

Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$15,648	$15,551
Related-party payables and accrued liabilities	29,473	28,225
Deferred consideration for drop-downs due to related party	40,000	74,000
Accrued and other current liabilities	52,788	41,400
Current portion of interest payable	5,512	5,434
Current portion of long-term debt and finance lease obligations	2,733	2,722
Total current liabilities	146,154	167,332
Long-term debt and finance lease obligations	523,348	429,933
Long-term operating lease liabilities	33,849	—
Long-term interest payable	1,070	1,010
Other long-term liabilities	1,991	3,779
Total liabilities	706,412	602,054
Commitments and contingencies

Partners’ capital:
Limited partners:
Common unitholders—public (19,870,436 and 14,573,452 units issued and outstanding at June 30, 2019 and December 31, 2018, respectively)	323,883	207,612
Common unitholder—sponsor (13,586,375 and 11,905,138 units issued and outstanding at June 30, 2019 and December 31, 2018, respectively)	98,785	72,352
General partner (no outstanding units)	(121,422)	(133,687)
Accumulated other comprehensive income	103	439
Total Enviva Partners, LP partners’ capital	301,349	146,716
Noncontrolling interest	(48,192)	—
Total partners’ capital	253,157	146,716
Total liabilities and partners’ capital	$959,569	$748,770

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months ended June 30,
	2019	2018	2019	2018
Product sales	$167,202	$133,168	$323,801	$255,490
Other revenue	877	2,428	2,647	5,430
Net revenue	168,079	135,596	326,448	260,920
Cost of goods sold	140,476	105,967	277,868	227,005
Depreciation and amortization	11,096	9,818	22,166	19,122
Total cost of goods sold	151,572	115,785	300,034	246,127
Gross margin	16,507	19,811	26,414	14,793
General and administrative expenses	2,241	3,829	7,865	6,577
Related-party management services agreement fee	8,789	3,458	13,002	7,514
Total general and administrative expenses	11,030	7,287	20,867	14,091
Income from operations	5,477	12,524	5,547	702
Other income (expense):
Interest expense	(9,196)	(9,047)	(18,829)	(17,692)
Other (expense) income, net	(82)	67	558	1,199
Total other expense, net	(9,278)	(8,980)	(18,271)	(16,493)
Net (loss) income	$(3,801)	$3,544	$(12,724)	$(15,791)
Net (loss) income per limited partner common unit:
Basic and diluted	$(0.20)	$0.08	$(0.59)	$(0.70)
Net (loss) income per limited partner subordinated unit:
Basic and diluted	$—	$0.08	$—	$(0.70)
Weighted-average number of limited partner units outstanding:
Common—basic	33,400	18,597	30,098	16,518
Common—diluted	33,400	19,728	30,098	16,518
Subordinated—basic and diluted	—	7,804	—	9,855

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months ended June 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(12,724)	$(15,791)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	22,456	19,439
MSA Fee Waivers	11,046	—
Amortization of debt issuance costs, debt premium and original issue discounts	595	548
Loss on disposal of assets	350	244
Unit-based compensation	3,485	3,823
Fair value changes in derivatives	(346)	(2,923)
Unrealized loss on foreign currency transactions, net	29	29
Change in operating assets and liabilities:
Accounts and insurance receivables	(4,167)	33,806
Related-party receivables	(2,536)	66
Prepaid expenses and other current and long-term assets	(340)	(297)
Inventories	(18)	(12,021)
Derivatives	563	(947)
Accounts payable, accrued liabilities and other current liabilities	(7,079)	8,436
Related-party payables and accrued liabilities	(356)	(3,445)
Accrued interest	(578)	60
Operating lease liabilities	(2,472)	—
Other long-term liabilities	(346)	206
Net cash provided by operating activities	7,562	31,233
Cash flows from investing activities:
Purchases of property, plant and equipment	(49,892)	(5,879)
Payment in relation to the Enviva Wilmington Holdings, LLC Drop-Down	(74,700)	—
Insurance proceeds from property loss	—	1,130
Net cash used in investing activities	(124,592)	(4,749)
Cash flows from financing activities:
Proceeds from long-term debt and finance lease obligations, net	92,248	27,016
Proceeds from common unit issuances, net	96,970	241
Payment of deferred consideration for Enviva Port of Wilmington, LLC Drop-Down	(24,300)	—
Distributions to unitholders, distribution equivalent rights and incentive distribution rights holder	(43,473)	(36,469)
Payment to General Partner to purchase affiliate common units for Long-Term Incentive Plan vesting	—	(2,341)
Payment for withholding tax associated with Long-Term Incentive Plan vesting	(1,870)	(1,665)
Net cash provided by (used in) financing activities	119,575	(13,218)
Net increase in cash, cash equivalents and restricted cash	2,545	13,266
Cash, cash equivalents and restricted cash, beginning of period	2,460	524
Cash, cash equivalents and restricted cash, end of period	$5,005	$13,790

ENVIVA PARTNERS, LP AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Continued)

(In thousands)

(Unaudited)

	Six Months ended June 30,
	2019	2018
Non-cash investing and financing activities:
The Partnership acquired property, plant and equipment in non-cash transactions as follows:
Property, plant and equipment acquired included in accounts payable and accrued liabilities	$6,200	$7,682
Property, plant and equipment acquired under finance lease obligations	1,080	960
Property, plant and equipment capitalized interest	716	—
Distributions included in liabilities	1,181	1,056
Withholding tax payable associated with Long-Term Incentive Plan vesting	40	2,715
Conversion of subordinated units to common units	—	78,504
Common unit issuance for deferred consideration for Enviva Port of Wilmington, LLC Drop-Down	49,700	—
Common unit issuance for the Enviva Wilmington Holdings, LLC Drop-Down	50,000
Common unit issuance costs in accrued liabilities	339	—
Depreciation capitalized to inventories	350	1,075
Supplemental cash flow information:
Interest paid	$18,867	$17,143

Non-GAAP Financial Measures

We use adjusted net (loss) income, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to measure our financial performance.

Adjusted Net (Loss) Income

We define adjusted net (loss) income as net (loss) income excluding certain expenses incurred related to the Chesapeake Incident and the Hurricane Events, consisting of emergency response expenses, expenses related to the disposal of inventory, and asset disposal and repair costs, offset by insurance recoveries received, certain non-cash waivers of fees for management services provided to us by our sponsor (collectively, “MSA Fee Waivers”), and interest expense associated with incremental borrowings related to the Chesapeake Incident.  We believe that adjusted net (loss) income enhances investors’ ability to compare the past financial performance of our underlying operations with our current performance separate from certain items of gain or loss that we characterize as unrepresentative of our ongoing operations.

Adjusted Gross Margin per Metric Ton

We use adjusted gross margin per metric ton to measure our financial performance.  We define adjusted gross margin as gross margin excluding asset disposals, depreciation and amortization, changes in unrealized derivative instruments related to hedged items included in gross margin, MSA Fee Waivers, and certain items of income or loss that we characterize as unrepresentative of our ongoing operations, including certain expenses incurred related to the Chesapeake Incident and Hurricane Events, consisting of emergency response expenses, expenses related to the disposal of inventory, and asset disposal and repair costs, offset by insurance recoveries received.  We believe adjusted gross margin per metric ton is a meaningful measure because it compares our revenue-generating activities to our operating costs for a view of profitability and performance on a per metric ton basis.  Adjusted gross margin per metric ton will primarily be affected by our ability to meet targeted production volumes and to control direct and indirect costs associated with procurement and delivery of wood fiber to our production plants and the production and distribution of wood pellets.

Adjusted EBITDA

We define adjusted EBITDA as net income or loss excluding depreciation and amortization, interest expense, income tax expense, early retirement of debt obligations, MSA Fee Waivers and unit compensation expense, asset impairments and disposals, changes in unrealized derivative instruments related to hedged items included in gross margin and other income and expense, and certain items of income or loss that we characterize as unrepresentative of our ongoing operations, including certain expenses incurred related to the Chesapeake Incident and Hurricane Events, consisting of emergency response expenses, expenses related to the disposal of inventory, and asset disposal and repair costs, offset by insurance recoveries received.  Adjusted EBITDA is a supplemental measure used by our management and other users of our financial statements, such as investors, commercial banks, and research analysts, to assess the financial performance of our assets without regard to financing methods or capital structure.

Distributable Cash Flow

We define distributable cash flow as adjusted EBITDA less maintenance capital expenditures and interest expense net of amortization of debt issuance costs, debt premium, original issue discounts and the impact from incremental borrowings related to the Chesapeake Incident and Hurricane Events.  We use distributable cash flow as a performance metric to compare the cash-generating performance of the Partnership from period to period and to compare the cash-generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders.  We do not rely on distributable cash flow as a liquidity measure.

Limitations of Non-GAAP Financial Measures

Adjusted net (loss) income, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow are not financial measures presented in accordance with GAAP.  We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures.  Each of these non-GAAP financial measures has important limitations as an analytical tool because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures.  You should not consider adjusted net (loss) income, adjusted gross margin per metric ton, adjusted EBITDA, or distributable cash flow in isolation or as substitutes for analysis of our results as reported under GAAP.

Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables present a reconciliation of adjusted net (loss) income, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to the most directly comparable GAAP financial measures, as applicable, for each of the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(in thousands)
Reconciliation of net (loss) income to adjusted net income (loss):
Net (loss) income	$(3,801)	$3,544	$(12,724)	$(15,791)
Chesapeake Incident and Hurricane Events	(281)	(804)	8	15,786
MSA Fee Waivers	11,046	—	11,046	—
Interest expense from incremental borrowings related to Chesapeake Incident and Hurricane Events	—	—	490	—
Adjusted net income (loss)	$6,964	$2,740	$(1,180)	$(5)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(in thousands except per metric ton)
Reconciliation of gross margin to adjusted gross margin per metric ton:
Gross margin	$16,507	$19,811	$26,414	$14,793
Loss on disposal of assets	350	244	350	244
Depreciation and amortization	11,096	9,818	22,166	19,122
Chesapeake Incident and Hurricane Events	(281)	(804)	78	15,786
Changes in unrealized derivative instruments	(2,334)	(3,463)	(324)	(2,694)
MSA Fee Waivers	2,700	—	2,700	—
Acquisition cost(1)	—	—	4,243	—
Adjusted gross margin	$28,038	$25,606	$55,627	$47,251
Metric tons sold	869	699	1,712	1,347
Adjusted gross margin per metric ton	$32.26	$36.63	$32.49	$35.08

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(in thousands)
Reconciliation of net (loss) income to adjusted EBITDA and distributable cash flow:
Net (loss) income	$(3,801)	$3,544	$(12,724)	$(15,791)
Add:
Depreciation and amortization	11,248	10,031	22,456	19,439
Interest expense	9,196	9,047	18,829	17,692
Non-cash unit compensation expense	1,013	2,480	3,485	3,823
Asset impairments and disposals	350	244	350	244
Chesapeake Incident and Hurricane Events	(281)	(804)	8	15,786
Changes in the fair value of derivative instruments	(2,334)	(3,463)	(324)	(2,694)
MSA Fee Waivers	11,046	—	11,046	—
Acquisition costs(1),(2)	525	(7)	5,452	146
Adjusted EBITDA	26,962	21,072	48,578	38,645
Less:
Interest expense, net of amortization of debt issuance costs, debt premium, original issue discount and impact from incremental borrowings related to Chesapeake Incident and Hurricane Events	8,897	8,772	17,745	17,145
Maintenance capital expenditures	836	1,226	1,764	1,614
Distributable cash flow attributable to Enviva Partners, LP	17,229	11,074	29,069	19,886
Less: Distributable cash flow attributable to incentive distribution rights(3)	2,773	1,400	5,043	2,664
Distributable cash flow attributable to Enviva Partners, LP limited partners	$14,456	$9,674	$24,026	$17,222

Cash distributions declared attributable to Enviva Partners, LP limited partners(3)	$22,081	$16,682	$43,661	$33,191

Distribution coverage ratio	0.65	0.58	0.55	0.52

The following table provides a reconciliation of the estimated range of adjusted EBITDA to the estimated range of net (loss) income, in each case for the twelve months ending December 31, 2019 (in millions):

Twelve Months Ending December 31, 2019
Estimated net (loss) income	18.9 - 26.9
Add:
Depreciation and amortization	49.1
Interest expense	43.1
Non-cash unit compensation expense	7.9
Asset impairment and disposals	0.4
Chesapeake Incident and Hurricane Events	—
Changes in the fair value of derivative instruments	(0.3)
Acquisition costs(1),(2)	5.5
MSA Fee Waivers(3)	14.5
Other non-cash expenses	1.6
Estimated adjusted EBITDA	$140.7 - 148.7
Less:
Interest expense net of amortization of debt issuance costs, debt premium, original issue discount and impact from incremental borrowings related to Chesapeake Incident and Hurricane Events	41.9
Maintenance capital expenditures	6.8
Estimated distributable cash flow	$92.0 - 100.0

(1)                     Includes $4.2 million of incremental costs incurred during the first quarter of 2019, which are unrepresentative of our ongoing operations, in connection with our evaluation of the potential purchase of a third-party wood pellet production plant (the “Potential Target”). When we commenced our review, the Potential Target had recently returned to operations following an extended shutdown during a bankruptcy proceeding with the intent of demonstrating favorable operations prior to conducting an auction sale process; however, the Potential Target had not yet established a logistics chain through a viable export terminal, given that the terminal through which the plant historically had exported was not operational at the time and was not reasonably certain to become operational in the future. Accordingly, as part of our diligence of the Potential Target, we developed an alternative logistics chain to bring the Potential Target’s wood pellets to market and began purchasing the production of the Potential Target for a trial period. The incremental costs associated with the establishment and evaluation of this new logistics chain primarily consist of barge, freight, trucking, storage, and shiploading services. We have completed our evaluation of the alternative logistics chain and determined it is not viable; consequently, we do not expect to incur additional costs of this nature in the future.

(2)                     Includes $1.2 million in costs incurred during the first and second quarter of 2019 related to the Hamlet Transaction, in addition to the costs described in footnote 1.

(3)                     Includes: 1) $10.9 million of MSA Fee Waivers in connection with the Hamlet Transaction where the sponsor agreed to waive such fees that otherwise would be owed by (i) Enviva Wilmington Holdings, LLC (the “First JV”) until the later of July 1, 2019 or commencement of commercial operations of the Hamlet plant, and (ii) the Partnership until June 30, 2020; 2) $2.7 million of MSA Fee Waivers from our sponsor as consideration for our assignment of two shipping contracts to our sponsor, and 3) $0.9 million of MSA Fee Waivers pursuant to the management services agreement between the First JV and the sponsor prior to the Hamlet Transaction.

Cautionary Note Concerning Forward-Looking Statements

Certain statements and information in this press release, including those concerning our future results of operations, acquisition opportunities, and distributions, may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on the Partnership’s current expectations and beliefs concerning future developments and their potential effect on the Partnership. Although management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. The forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and its present expectations or projections. Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to: (i) the volume and quality of products that we are able to produce or source and sell, which could be adversely affected by, among other things, operating or technical difficulties at our plants or deep-water marine terminals; (ii) the prices at which we are able to sell our products; (iii) failure of the Partnership’s customers, vendors, and shipping partners to pay or perform their contractual obligations to the Partnership; (iv) the creditworthiness of our contract counterparties; (v) the amount of low-cost wood fiber that we are able to procure and process, which could be adversely affected by, among other things, disruptions in supply or operating or financial difficulties suffered by our suppliers; (vi) changes in the price and availability of natural gas, coal, or other sources of energy; (vii) changes in prevailing economic conditions; (viii) our inability to complete acquisitions, including acquisitions from our sponsor and joint ventures, or to realize the anticipated benefits of such acquisitions; (ix) inclement or hazardous environmental conditions, including extreme precipitation, temperatures, and flooding; (x) fires, explosions, or other accidents; (xi) changes in domestic and foreign laws and regulations (or the interpretation thereof) related to renewable or low-carbon energy, the forestry products industry, the international shipping industry, or power generators; (xii) changes in the regulatory treatment of biomass in core and emerging markets; (xiii) our inability to timely acquire or maintain necessary permits or rights for our production, transportation, or terminaling operations as well as expenditures associated therewith; (xiv) changes in the price and availability of transportation; (xv) changes in foreign currency exchange or interest rates, and the failure of our hedging arrangements to effectively reduce our exposure to the risks related thereto; (xvi) risks related to our indebtedness; (xvii) our failure to maintain effective quality control systems at our production plants and deep-water marine terminals, which could lead to the rejection of our products by our customers; (xviii) changes in the quality specifications for our products that are required by our customers; (xix) labor disputes; (xx) the effects of the anticipated exit of the United Kingdom from the EU on our and our customers’ businesses; (xxi) our inability to hire, train, or retain qualified personnel to manage and operate our business and newly acquired assets; (xxii) our inability to borrow funds and access capital markets; and (xxiii) our inability to successfully execute our project development and construction activities on time and within budget.

For additional information regarding known material factors that could cause the Partnership’s actual results to differ from projected results, please read its filings with the U.S. Securities and Exchange

Commission (the “SEC”), including the Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q most recently filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information or future events or otherwise.

Investor Contact:

Raymond Kaszuba

(240) 482-3856

ir@envivapartners.com